Exhibit 2.1

DATED	December 29, 2006
(1) Associated Electric & Gas Insurance Services Limited,
Converium AG,
European International Reinsurance Company Ltd.,
Federal Insurance Company,
GMAC Insurance Holdings, Inc.,
Hannover Rückversicherung AG,
Munich Reinsurance America, Inc. (f/k/a American Re-Insurance Company),
Platinum Underwriters Bermuda, Ltd.,
RenaissanceRe Holdings Ltd.,
Westfield Insurance Company, and
XL Re Ltd
- and -
(2) Oceania Holdings Ltd
and
(3) Castlewood Holdings Limited
AGREEMENT
relating to
the sale and purchase of the entire issued
share capital of Inter-Ocean Holdings Ltd.

AGREEMENT
CONTENTS

1.	INTERPRETATION	2

2.	SALE AND PURCHASE OF SHARES	5

3.	REASONABLE ENDEAVORS	6

4.	CONSIDERATION	6

5.	PRE-COMPLETION MATTERS	14

6.	COMPLETION	17

7.	WARRANTIES	17

8.	INDEMNITY AND LIMITS	20

9.	POST-CLOSING COVENANTS	22

10.	TERMINATION; LIMITATION ON CLAIMS	22

11.	CONFIDENTIALITY AND ANNOUNCEMENTS	24

12.	COSTS	25

13.	PARTIES BOUND BY CONTRACT	25

14.	CONTINUING OBLIGATIONS AND ASSIGNMENT	25

15.	NOTICES AND PROCESS AGENTS	26

16.	SEVERABILITY	27

17.	ENTIRE AGREEMENT AND VARIATION	27

18.	GENERAL PROVISIONS	27

19.	GOVERNING LAW AND JURISDICTION	28

SCHEDULE 1 - The Shares

SCHEDULE 2 - The Company

SCHEDULE 3 - Completion Documentation

SCHEDULE 4 - List of Specifically Excluded Contracts

THIS AGREEMENT is made on December 29, 2006
BETWEEN
(1)	Associated Electric & Gas Insurance Services Limited of The Maxwell Roberts Building, 4th Floor, One Church Street, Hamilton HM 11, Bermuda, and Converium AG of General Guisan-Quai 26, 8022 Zurich, Switzerland, and European International Reinsurance Company Ltd. of Chancery House, High Street, Barbados, and Federal Insurance Company of 15 Mountain View Road, Warren, New Jersey 07059, and GMAC Insurance Holdings, Inc. of 6000 Midlantic Drive, 2nd Floor, Mt. Laurel, New Jersey 08054, and Hannover Rückversicherung AG of Karl-Wiechert-Allee 50, D-30625, Hannover, Germany, and Munich Reinsurance America, Inc. (f/k/a American Re-Insurance Company) of American Re Plaza, 555 College Road East, Princeton, New Jersey 08543-5241, and Platinum Underwriters Bermuda, Ltd. of The Belvedere Building, 69 Pitts Bay Road, Pembroke HM08, Bermuda, and RenaissanceRe Holdings Ltd. of Renaissance House, 8-20 East Broadway, Pembroke HM19, Bermuda, and Westfield Insurance Company of 1 Park Center, PO Box 5001, Westfield Center, Ohio 44251-5001, and XL Re Ltd of XL House, One Bermudiana Road, Hamilton, HM 11, Bermuda (each a “Seller” and collectively the “Sellers”);

(2)	Oceania Holdings Ltd. a company incorporated under the laws of Bermuda and having its principal place of business at Windsor Place, 18 Queen Street, Hamilton, Bermuda, HM11 (the “Purchaser”);and

(3)	Castlewood Holdings Limited, a Bermuda exempted company whose registered address is Clarendon House, 2 Church Street, Hamilton, HM CX (“Castlewood”).
RECITALS
A	Inter-Ocean Holdings Ltd. (the “Company”) is a company registered in Bermuda under number 15613. Details of the Company are set out in Schedule 2.

B	The Sellers have agreed to sell and the Purchaser has agreed to purchase all the Shares on and subject to the terms of this Agreement.
IT IS HEREBY AGREED as follows:

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1.	INTERPRETATION
1.1	In this Agreement (including its Recitals and Schedules):

“$” is reference to the lawful currency of the United States of America;

“Business Day” means any day (except any Saturday or Sunday) on which banks in the Islands of Bermuda are open for business;

“Cash Consideration” shall mean $52,200,946 to be paid on Completion as contemplated by Clause 4.1 and Clause 6.3;

“Claim” means any claim arising under this Agreement;

“Companies Act” means the Companies Act 1981;

“Company” has the meaning given in Recital A above;

“Completion” means completion of the sale and purchase of the Shares pursuant to this Agreement in accordance with its terms;

“Completion Date” means the date which is the next Business Day (or such other date as the Sellers and the Purchaser may agree in writing) following the date on which the Conditions Precedent are duly satisfied or, if appropriate, waived;

“Conditions Precedent” means the conditions set out in Clause 6.2 and Schedule 3 attached hereto;

“Confidential Information” means (i) confidential and proprietary information concerning the business and financial condition of the Company and/or the Subsidiary Companies including, without limitation, (a) information relating to the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or (b) future projects, business development or planning, commercial relationships and negotiations; or (ii) any (a) Seller’s TIE List (as defined in Clause 4.3.2) and the terms of any Seller’s TIE List, including any exhibit thereto and/or (b) disclosure provided by any Seller to the Purchaser

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and/or Castlewood pursuant to Clause 7.2.1 of this Agreement (regardless of whether such disclosure is included as part of an exhibit to a Seller’s TIE List or provided via letter, email or otherwise); provided, that Confidential Information does not include information which (i) is made public by, or with the consent of, the Purchaser, (ii) is or becomes generally available to the public other than through a breach of this Agreement, (iii) becomes available or is known to the Sellers (or any of them) other than by virtue of their ownership interest in the Company prior to the date of this Agreement and with respect to which such Seller does not have any other obligation of confidentiality to the Company, (iv) is disclosed to the Sellers (or any of them) by a person or entity not party to this Agreement; provided, the Sellers (or any of them) had no actual knowledge that such person or entity was under a legal obligation to refrain from such disclosure, or (v) is independently developed by a Seller;

“Consideration” means the Cash Consideration plus the Escrow Amount;

“Encumbrance” means any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement;

“Escrow Account” means account established pursuant to Clause 4.4 and the Escrow Agreement contemplated thereby, including interest thereon;

“Escrow Agent” means The Bank of Bermuda Limited or its successor or assign under the Escrow Agreement;

“Escrow Agreement” means an Escrow Agreement to be entered into on the Completion Date among the Sellers, the Purchaser and the Escrow Agent in a form substantially similar to the form attached hereto as Exhibit A;

“Escrow Amount” shall mean, initially, $5,000,000 to be deposited by the Purchaser in the Escrow Account on Completion as contemplated by Clause 4.1 and Clause 6.3, subject to reduction from time to time as contemplated by this Agreement;

“Irish Regulator” means the Irish Financial Services Regulatory Authority established on May 1, 2003, which is responsible for the regulation of all financial services firms in Ireland;

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“Knowledge” with respect to (i) a Seller shall mean the actual knowledge of the current senior executive officers of such Seller without independent investigation or inquiry and (ii) the Purchaser shall mean the actual knowledge of the current senior executive officers of the Purchaser without independent investigation or inquiry;

“Munich Re” means Munich Reinsurance America, Inc. (f/k/a American Re-Insurance Company);

“Purchaser’s Solicitors” means Conyers Dill & Pearman, Clarendon House, 2 Church Street, Hamilton, Bermuda;

“Release Date” shall have the meaning given such term in Clause 4.3.7;

“Sellers’ Solicitors” means Akin Gump Strauss Hauer & Feld LLP, New York, New York, USA;

“Shareholders Agreement” means the agreement between the Sellers and the Company dated 6 November 2003;

“Shares” means the 13,200 outstanding shares in the capital of the Company described in Schedule 1 (being the entire issued share capital of the Company);

“Shareholding” as to each Seller, means that number of Shares held by each Seller as set forth opposite such Seller’s name in Schedule 2;

“Subsidiary Companies” means “Inter-Ocean Holdings Ltd.”, “Inter-Ocean Credit Products Ltd.”, “Inter-Ocean Reinsurance Company Ltd.”, “Inter-Ocean Services Ltd.”, “Inter-Ocean N.A. Reinsurance Company Ltd.” (amalgamated with Inter-Ocean Reinsurance Company Ltd. on 21 December 2005) and “Inter-Ocean Reinsurance (Ireland) Limited”; and

“Warranties” means the statements contained in Clause 7 and any of them.

1.2	In this Agreement, unless the context otherwise requires:

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1.2.1	references to recitals, clauses, exhibits and schedules and subdivisions of them are references to the recitals and clauses of, and exhibits and schedules to, this Agreement and subdivisions of them respectively;

1.2.2	references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

1.2.3	references to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organization, institution, trust or agency, whether or not having a separate legal personality;

1.2.4	the words “company”, “subsidiary company” or “affiliate company”, to the extent used, have the meanings given to them by the Companies Act 1981;

1.2.5	references to one gender include all genders, and references to the singular include the plural and vice versa; and

1.2.6	headings are inserted for convenience only and shall be ignored in construing this Agreement.
1.3	The recitals, exhibits and schedules to this Agreement form part of it.

1.4	Any reference to the hour of a day by which something must have been done, performed or delivered shall be a reference to Bermuda time, unless expressly provided otherwise.

1.5	Any reference in this Agreement to a document being “in the agreed terms” is to a document in the terms agreed between the parties and for identification purposes only signed or initialed by them or on their behalf on or before the date of this Agreement.
2.	SALE AND PURCHASE OF SHARES
2.1	On and subject to the terms of this Agreement, each of the Sellers shall sell, severally and not jointly, with full title guarantee, its Shareholding and the Purchaser shall purchase all of the Shares on and with effect from the Completion Date, in each case free from all Encumbrances and together with all rights which are now, or at any time hereafter may become, attached to them.

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2.2	The Purchaser shall not be obligated to complete the purchase of the Shares unless the sale to it of all the Shares is completed simultaneously and, if such sale is not completed on the Completion Date, then the Purchaser shall be entitled to rescind this Agreement in accordance with its terms, but without prejudice to its rights in respect of any pre-existing breach of the terms hereof (which has not been cured or waived), including any breach giving rise to such right to rescind, as contemplated by and subject to the limitations of Clause 10.1 and Clause 10.4.
3.	REASONABLE ENDEAVORS
3.1	The Purchaser and the Sellers (as appropriate) severally and not jointly shall use all commercially reasonable endeavors to seek to cause the Conditions Precedent within their control to be satisfied as soon as practicable and in any event not later than January 31, 2007 (or such later date as the Sellers and the Purchaser may agree in writing).
4.	CONSIDERATION
4.1	On the Completion Date, the total consideration payable by the Purchaser to the Sellers for the Shares in the manner contemplated by Clause 6.3 shall be equal to the Cash Consideration plus the Escrow Amount, payable in immediately available funds.

4.2	The allocation of the Cash Consideration and Escrow Amount for each Seller’s Shareholding will be as follows:

			Payment
		Cash paid on	into Escrow
		Completion	Account	Total
Associated Electric & Gas Ins. Services, Inc.	9.00%	$4,698,085	$450,000	$5,148,085
Converium AG	9.00%	$4,698,085	$450,000	$5,148,085
Federal Insurance Company	8.74%	$4,562,363	$437,000	$4,999,363
GMAC Insurance Holdings, Inc.	9.00%	$4,698,085	$450,000	$5,148,085
Hannover Rückversicherungs AG	9.09%	$4,745,066	$454,500	$5,199,566
Munich Reinsurance America, Inc. (f/k/a American Re-Insurance Company)	9.91%	$5,173,114	$495,500	$5,668,614
Platinum Underwriters Bermuda Ltd.	9.09%	$4,745,066	$454,500	$5,199,566
RenaissanceRe Holdings Ltd.	9.09%	$4,745,066	$454,500	$5,199,566
European International Reinsurance Company Ltd	9.00%	$4,698,085	$450,000	$5,148,085
Westfield Insurance Company	9.00%	$4,698,085	$450,000	$5,148,085
XL Re Ltd	9.08%	$4,739,846	$454,000	$5,193,846

		$52,200,946	$5,000,000	$57,200,946

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4.3	Investigation Expenses
4.3.1	For the purpose of this Clause 4.3, “Investigation Expenses” shall mean any fees, costs, fines, penalties or settlements incurred by the Company and/or the Subsidiary Companies on or after the Completion Date arising out of any regulatory, government or stock exchange investigation carried out at any time before or after the Completion Date in which the Company or the Subsidiary Companies are directly or indirectly involved, but only to the extent that any such investigation relates to facts, matters or other circumstances occurring prior to the Completion Date. For the avoidance of doubt, such Investigation Expenses shall include any reasonable consulting, travel, legal or other expenses paid by the Company or any Subsidiary Company to or for current or former directors, officers or employees of the Company and/or the Subsidiary Companies.

4.3.2	Subject to Clause 4.3.3, to the extent that Investigation Expenses incurred by the Company and/or the Subsidiary Companies are attributable or relate to any of the specific transactions entered into between the Company and/or the Subsidiary Companies, on the one hand, and one or more of the Sellers, on the other, or to transactions which were introduced by one or more of the Sellers to the Company and/or the Subsidiary Companies, any such transactions in each case as specifically referred to in separate letter agreements (each, a “Seller’s TIE List”) being entered into simultaneously with this Agreement between certain Sellers, individually, and the Purchaser (“Transactional Investigation Expenses”), such Transactional Investigation Expenses, subject to Clause 8.3, shall be reimbursed in full by the applicable Seller to the extent such transaction is set forth on such Seller’s TIE List (it being agreed for purposes of this Agreement that if the Transactional Investigation Expense is attributable to or relates to any of the transactions listed on the applicable Seller’s TIE List, such Seller listed shall be responsible for such Transactional Investigation Expense) pursuant to this dollar for dollar indemnity,

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payable on demand. In no event shall any Transactional Investigation Expenses be deducted from the Escrow Account contemplated by Clause 4.4 below for General Investigation Expenses (as defined below). For the avoidance of doubt, the intention of the parties hereto is that the term “Transactional Investigation Expenses” shall be construed widely. Notwithstanding anything in this Agreement to the contrary, the Purchaser and Castlewood acknowledge and agree that none of the Sellers shall have any liability or obligation whatsoever for any costs and expenses, including, without limitation, any Investigation Expenses, incurred by the Company, the Purchaser, Castlewood or any of their affiliates or successors at any time and relating in any way to, or arising at any time out of, the contracts identified on Schedule 4 attached to this Agreement and, further, that no such matter shall be subject to dispute, including pursuant to the arbitration provisions contemplated by Clause 4.3.5 of this Agreement.

4.3.3	The applicable Seller responsible for the payment of the Transactional Investigation Expenses shall be solely responsible for such expenses and none of the Purchaser, Castlewood, the Company, the Subsidiary Companies or any other Seller or any of their affiliates or successors shall have any claim, indemnity or right of reimbursement against the other Sellers in relation thereto.

4.3.4	Investigation Expenses that are not Transactional Investigation Expenses (“General Investigation Expenses”) will be paid solely out of the Escrow Account and will be allocated against each Seller’s portion of the Escrow Account in proportion to their share of the Escrow Account as shown in Clause 4.2 and as set forth in the Escrow Agreement. In the event the Purchaser or the Company, as applicable, determines that it is entitled to withdraw any amount from the Escrow Account for General Investigation Expenses it shall provide prompt prior written notice to each of the Sellers. Any dispute as to (a) whether any fees, costs, fines, penalties or settlements constitutes an Investigation Expense or (b) whether Investigation Expenses constitute General Investigation Expenses or Transactional Investigation Expenses or (c) which Seller(s) is responsible for payment of such a Transactional Investigation Expense (it being agreed for purposes of this Agreement that if the Transactional Investigation Expense is attributable to or relates to any of the transactions listed on the applicable Seller’s TIE List, such

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Seller which has included such transaction on its Seller’s TIE List shall be responsible for payment of such Transactional Investigation Expense), shall be resolved in the manner contemplated by Clause 4.3.5. To the extent an Investigation Expense is ultimately determined to be a Transactional Investigation Expense and amounts in respect thereof have prior thereto been paid to the Purchaser or the Company out of the Escrow Account, the Seller or Sellers determined to have responsibility for such Transactional Investigation Expenses pursuant to Clause 4.3.5 shall reimburse the amount so paid out of the Escrow Account, and such amount so reimbursed shall be considered as payment of such Transactional Investigation Expense under this Agreement (any such amount(s), the “Reimbursement Amount”). No amount will be paid out of the Escrow Account without authorization from the Shareholder Representative (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement, and if the Company believes that any amount it is due constitutes a General Investigation Expense and has not been paid promptly upon written request to the Shareholder Representative, it may seek a determination pursuant to the terms set forth in Clause 4.3.5.

4.3.5	Should there be any dispute between any of the Sellers and the Purchaser, the Company and/or the Subsidiary Companies with respect to (i) whether an expense is an Investigation Expense or (ii) whether an Investigation Expense is a General Investigation Expense or a Transactional Investigation Expense or (iii) which Seller(s) is responsible for any Investigation Expense arising from a transaction not listed on a Seller’s TIE List (and not listed on Schedule 4 attached hereto) but which is ultimately determined in accordance with this Clause 4.3.5 to be an Investigation Expense constituting a Transactional Investigation Expense with respect to any such Seller(s), then upon the written request of any party to such dispute such dispute shall be resolved pursuant to arbitration before a single arbitrator to be held in Bermuda in accordance with the Bermuda International Arbitration and Conciliation Act of 1993. Notice of such proposed arbitration shall be promptly provided by the person requesting the arbitration to all other parties to this Agreement and each party to this Agreement shall have the right to participate in any such arbitration proceeding, at its own expense, if it so desires. The parties

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to such dispute shall act promptly to agree upon a neutral and impartial accountant or attorney from a recognized accounting or law firm (such person, the “Arbitrator”), with experience in the re-insurance industry. If the parties to the dispute fail to agree on the Arbitrator within five (5) Business Days after the initiation of the arbitration, then the Arbitrator shall be appointed by the Appointment Committee of the Chartered Institute of Arbitrators Bermuda Branch and shall be someone independent of the parties hereto and with experience in the re-insurance industry. The parties to the dispute shall have seven (7) Business Days after selection of the Arbitrator to meet and present evidence, and the Arbitrator shall use his or her best efforts to resolve the dispute within three (3) Business Days after the presentation of evidence. The costs, fees and expenses of the Arbitrator shall be paid as determined by the Arbitrator. Such decision shall be final and binding on the parties. To the extent permitted by law, any right to appeal from or to cause a review of any arbitral award by any court is hereby waived by the parties. The scope of the Arbitrator’s review shall be solely to determine (as applicable) (i) whether an expense is an Investigation Expense, (ii) whether the Investigation Expenses at issue are General Investigation Expenses or Transactional Investigation Expenses and (iii) which Seller(s) is responsible for any Investigation Expense arising from a transaction not listed on a Seller’s TIE List (and not listed on Schedule 4 attached hereto) but which is ultimately determined in accordance with this Clause 4.3.5 to be an Investigation Expense constituting a Transactional Investigation Expense with respect to any such Seller(s). For purposes of subclause (iii) in each of (A) the first sentence of this Clause 4.3.5 and (B) the immediately preceding sentence, it is agreed by the parties hereto that to the extent two or more Sellers are determined by the Arbitrator to be responsible for any Investigation Expenses arising from a transaction not listed on a Seller’s TIE List (and not listed on Schedule 4 attached hereto) which are ultimately determined by the Arbitrator to constitute Transactional Investigation Expenses (or two or more Sellers agree among themselves upon a percentage allocation for each of them with respect to any such Transactional Investigation Expenses), (i) all such Sellers’ aggregate liability for any such Transactional Investigation Expenses shall not exceed $5,000,000 and (ii) each such Seller’s individual liability shall not exceed the product that is equal to (X) such Seller’s

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percentage of liability as determined by the Arbitrator (or as agreed among such Sellers) multiplied by (Y) the lesser of (1) $5,000,000 and (2) the amount of any such Transactional Investigation Expenses; provided, that it is further understood that any amounts paid hereunder are subject to, and shall reduce the amount available from, each such Seller’s maximum liability contemplated by Clause 8.3 of this Agreement.

4.3.6	It is agreed that the total liability of each Seller to reimburse the Company for General Investigation Expenses shall be limited to such Seller’s pro rata portion of the amount held in the Escrow Account. It is further agreed that in no event shall the Sellers be liable for General Investigation Expenses for transactions between the Purchaser, Castlewood, the Company, the Subsidiary Companies or any of their affiliates or successors.

4.3.7	No Seller shall have any liability for any Transactional Investigation Expenses after the date that is six years from the Completion Date (the “Release Date”), unless, on or prior to the Release Date (i) the Purchaser has served on such Seller a written notice giving full details of the specific matter in respect of which a Claim relating specifically to Transactional Investigation Expenses is made, including the Purchaser’s then best estimate of the amount of the Seller’s liability in respect thereof and (ii) legal proceedings in respect of the Claim have been commenced and served by the Purchaser or the Company, as applicable, on such Seller and are being pursued by the Purchaser or the Company, as applicable, with reasonable diligence; provided further, that upon resolution of any such Claim contemplated by the immediately preceding clause, the applicable Seller shall be automatically released from any further liability or obligation for such Transactional Investigation Expenses. In the event the Purchaser has (i) previously been successful in a Claim for Transactional Investigation Expenses against a Seller and (ii) not previously received from such Seller the entire amount of such successful Claim, the Purchaser may recover from such Seller such Seller’s portion of any Escrow Amount, if any, as has been allocated and distributed to such Seller pursuant to Clause 4.4.4.

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4.3.8	Subject to the other provisions of this Agreement (including, without limitation, Clause 4.3.7), each Seller’s obligations under this Clause 4 to indemnify the Purchaser, the Company and/or the Subsidiary Companies for Transactional Investigation Expenses and General Investigation Expenses with respect to any transaction or series of related transactions for which it has liability to the Purchaser under Clause 4.3.2 or Clause 4.3.4, as applicable, shall be contingent on (i) the Purchaser promptly notifying such Seller of any actual or threatened investigation, suit or proceeding conducted by any regulatory authority relating to such transactions, (ii) the Purchaser keeping such Seller informed in a timely manner as to developments in any such investigation, suit or proceeding to the extent not prohibited by applicable law and (iii) the Purchaser inviting such Seller to participate in any such investigation, suit or proceeding to the extent not prohibited by applicable law. Furthermore, none of the Company, the Subsidiary Companies, the Purchaser or any of their respective affiliates or successors shall settle any such investigation, suit or proceeding without the express written consent of such Seller, such consent not to be unreasonably withheld.
4.4	The parties agree that at Completion the Escrow Amount shall be deposited by the Purchaser in the Escrow Account established pursuant to the terms of the Escrow Agreement, subject to the following terms:
4.4.1	The escrow monies will be placed in a US Dollar denominated interest-bearing account with the Escrow Agent to be opened by the Purchaser prior to Completion.

4.4.2	The following will be deducted from the Escrow Account (on a pro rata basis among the Sellers in accordance with the table set forth in Clause 4.2):
4.4.2.1	General Investigation Expenses pursuant to Clause 4.3.4;

4.4.2.2	Termination bonuses previously agreed and approved by the Board of the Company for Rob Mehta and Krystalle Tobin. These termination bonuses total $255,000; and

4.4.2.3	The fees and expenses of the Escrow Agent in accordance with the terms of the Escrow Agreement.

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4.4.3	The terms of the Escrow Agreement will contain a provision requiring the Escrow Agent to deliver to each individual Seller a monthly accounting of the remaining balance in the Escrow Account showing the opening balance, interest income earned, deductions and the closing balance.

4.4.4	The balance in the Escrow Account will be reviewed three years from the Completion Date. At that time (the “Reduction Date”) the balance will be reduced (the “Reduction Balance”) to the higher of $1 million or three times the average annual payments from the Escrow Account over the previous three years from the Completion Date (not to exceed $5,000,000) and the amount so reduced, if any, will be distributed by the Escrow Agent to the Sellers in proportion to their share of the Escrow Account as shown in Clause 4.2. For the avoidance of doubt, except as contemplated by Clause 4.3.4 with respect to the Reimbursement Amount, no Seller shall at any time be required to contribute any amounts to the Escrow Account. None of the (i) termination bonus payments set out in Clause 4.4.2.2, (ii) fees and expenses to be paid to the Escrow Agent as contemplated by Clause 4.4.2.3, or (iii) amount withdrawn from the Escrow Account but required to be reimbursed by any Seller(s) in the form of the Reimbursement Amount as contemplated by Clause 4.3.4, will be included in the calculation of the average payments (it being understood that after the Reduction Date the maximum aggregate amount of any Reimbursement Amount shall not exceed the Reduction Balance). Upon the Release Date, the remaining balance in the Escrow Account, inclusive of any remaining accrued interest, will be distributed to the Sellers and will be allocated in proportion to their share of the Escrow Account as shown in Clause 4.2 and such Escrow Account shall be closed by the Purchaser or its successors or assigns, unless on or prior to the Release Date (i) the Purchaser has served each of the Sellers with a written notice giving full details of the specific matter in respect of which a Claim relating specifically to General Investigation Expenses is made, including the Purchaser’s then best estimate of the amount of the liability in respect thereof and (ii) legal proceedings in respect of the Claim have been commenced and served by the Purchaser or the Company on the Sellers and are being pursued by the Purchaser or the Company, as applicable, with reasonable diligence; provided, that the distribution of the remaining funds and the

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closing of the Escrow Account shall occur promptly after the resolution of any such Claim. At any time, in the event the monies in the Escrow Account and interest thereon be fully paid out no further liability will accrue to the Sellers for General Investigation Expenses.

4.4.5	The parties hereto agree that the Escrow Agent will only be obligated to release any portion of the Escrow Amount upon receipt by the Escrow Agent of joint written instructions from the Purchaser and the Sellers (or the Shareholder Representative), which instructions shall be given as contemplated by Clause 4.3.4 and this Clause 4.4. Any disputes arising with respect to any portion of the Escrow Amount desired to be released will be resolved in accordance with Clause 4.3.5.
5.	PRE-COMPLETION MATTERS
5.1	During the period commencing on the date hereof until Completion, each of the Sellers (it being understood that any members of the Company’s Board of Directors that are appointed by any Seller shall be excluded from this covenant and shall be permitted to vote in accordance with their fiduciary duties to the Company) severally and not jointly agrees that it will not vote its shares or instruct the Company to cause any of the following matters to occur or be undertaken except with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):
5.1.1	the modification of any of the rights attached to any shares in the Company or Subsidiary Companies or the creation or issue of any shares or the grant or agreement to grant any option over any shares or uncalled capital of the Company or Subsidiary Companies;

5.1.2	the admission of any person (howsoever occurring) as a member of the Company or Subsidiary Companies or the transfer or approval of the transfer of any Shares other than as contemplated herein or any shares in the Subsidiary Companies;

5.1.3	the declaration, payment or other making by the Company or Subsidiary Companies of any dividend, except for the distribution from Inter-Ocean Reinsurance (Ireland) Limited to Inter-Ocean Reinsurance Company Ltd. (95%)

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and the Company (5%) which the parties hereto acknowledge and agree has heretofore been approved by the Irish Regulator.

5.1.4	the passing of any resolution by the members of the Company or Subsidiary Companies, except as may be required in connection with this Agreement or the transactions contemplated hereby;

5.1.5	the acquisition by the Company or Subsidiary Companies of any other company (other than in the ordinary course of investment activities) or the participation by the Company or Subsidiary Companies in any partnership or joint venture;

5.1.6	the reduction of the share capital of the Company or any one of the Subsidiary Companies, the redemption or purchase of any of the Shares or any other reorganization of the share capital of the Company or Subsidiary Companies;

5.1.7	the borrowing of any money or the acceptance of any financial facility by the Company or Subsidiary Companies (other than under existing overdraft or borrowing facilities); or

5.1.8	the creation of any Encumbrance over the Company’s or Subsidiary Companies’ assets or the giving of any guarantee or undertaking by the Company or Subsidiary Companies in respect of a third party;

5.1.9	the provision of any credit or the making of any loan or advance by the Company or Subsidiary Companies to or for the benefit of any person or the provision of any financial assistance (as defined in the Companies Act) to any person in contravention of the Companies Act;

5.1.10	the incurring of any expenditure or liability by the Company or Subsidiary Companies, in either case, of a capital nature exceeding $25,000, excluding legal fees;

5.1.11	the commencement, settlement or abandonment by the Company or Subsidiary Companies of any litigation or admission of any liability involving an amount in excess of $25,000;

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5.1.12	the entry into or variation of the terms of any insurances of the Company or Subsidiary Companies;

5.1.13	the entry into, variation or amendment of the terms of any service agreement, contract of employment, consultancy agreement or arrangement by the Company or Subsidiary Companies with any person other than as contemplated herein;

5.1.14	the adoption of or change to any bonus scheme by the Company or Subsidiary Companies for the benefit of any director, officer or employee or payment or award of any bonus under any scheme;

5.1.15	the provision of any credit or the making of any loan or advance by the Company or Subsidiary Companies to or for the benefit of any of the directors, officers or employees;

5.1.16	the entry into, amendment of the terms of, or termination (other than for cause or in accordance with its terms or in contemplation of or as required by this Agreement) of any contract to which the Company or Subsidiary Company is a party having a value or involving expenditure in excess of $25,000; or

5.1.17	the depletion of the net assets (contingent or otherwise) of the Company or Subsidiary Companies, save in the ordinary course of business.
5.2	Nothing in Clause 5.1 shall prevent or prohibit the Company or the Subsidiary Companies from carrying out any acts that are required to be done to comply with directions from any applicable governmental or regulatory authority. Castlewood in its capacity as the current manager of the operations of the Company, shall use its commercially reasonable endeavors to manage the business of the Company in the ordinary course of business consistent with past practice.

5.3	Each Seller shall promptly notify the Purchaser in writing if it becomes aware of any matter, event or circumstances on or before Completion which constitutes a material breach of its obligations in Clause 5.1.

AGREEMENT

6.	COMPLETION
6.1	Subject to the due satisfaction (or waiver, if applicable) of the Conditions Precedent, Completion shall take place at the offices of the Purchaser’s Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed between the parties in writing in accordance with the terms of this Agreement.

6.2	At Completion each of the Sellers severally and not jointly shall take any reasonable action required to be taken by it to cause a board meeting for the Company and each of the Subsidiary Companies to be duly convened and held to approve the transfers of the Shares as contemplated by Clause 2.1 for registration and table the resignations referred to in Schedule 3, Clause 2.6. Completion is conditional upon the Purchaser and the Sellers having received confirmation from the Bermuda Monetary Authority (“BMA”) that there is no objection to, or alternatively having received a notice of approval of, the acquisition of the Company, and indirectly the acquisition of any of the Subsidiary Companies, by the Purchaser.

6.3	At Completion, the Purchaser shall (i) pay or procure the payment of the Cash Consideration to each of the Sellers as contemplated by Clause 4.1 in accordance with the wire instructions to be provided by each Seller to the Purchaser separately and shall promptly after initiation of each wire provide wire tracking numbers to the Sellers’ Solicitors and (ii) deposit the Escrow Amount with the Escrow Agent pursuant to the terms of the Escrow Agreement as contemplated by Clause 4.1 and Clause 4.4.

6.4	To the extent that the Escrow Account is later reduced pursuant to Clause 4.4.4 the Purchaser will seek banking instructions for the Sellers at that time.
7.	WARRANTIES
7.1	Each Seller hereby severally and not jointly warrants to the Purchaser that, assuming termination of the Shareholders Agreement and waiver of any Bye-laws as contemplated by Clause 9.2:
7.1.1	it is the registered holder and beneficial owner of its Shareholding;

AGREEMENT

7.1.2	its Shareholding is free from Encumbrances and there is no agreement, arrangement or obligation to create or give an Encumbrance in relation to any of its Shareholding;

7.1.3	it is entitled to sell and transfer its Shareholding to the Purchaser on the terms of this Agreement free from all Encumbrances;

7.1.4	such Seller has full power and authority to enter into and perform this Agreement and this Agreement constitutes and the other agreements executed by such Seller which are to be delivered by such Seller at Completion in accordance with the terms of this Agreement will (assuming such Agreement and other agreements are binding and enforceable against the other parties thereto), when executed, constitute binding obligations on such Seller enforceable in accordance with its terms;

7.1.5	the execution and delivery of, and the performance by such Seller of its obligations under, and the consummation of the transactions contemplated by this Agreement and the other agreements to be executed by such Seller at Completion in accordance with the terms of this Agreement, will not:
7.1.5.1	result in a material breach of, or constitute a material default under, any material agreement or instrument to which such Seller is a party or by which such Seller is bound; or

7.1.5.2	result in a breach by it of any order, judgment or decree of any court or governmental agency to which such Seller is a party or by which such Seller is bound which is material in the context of the transaction contemplated by this Agreement; or

7.1.5.3	require such Seller, on its own behalf, to obtain any consent or approval of, or give any notice or make any registration with, any governmental or other regulatory authority or person which has not been obtained or made at the date hereof on an unconditional basis to the extent such consent, approval, notice or regulation is required to consummate the transactions contemplated by this Agreement (other than the BMA, if applicable); and

AGREEMENT

7.1.6	such Seller has taken all corporate action necessary to enter into, deliver and perform this Agreement and the documents to be delivered by such Seller at Completion and to sell and transfer all of such Seller’s Shareholding to the Purchaser on the terms of this Agreement.
7.2	Each Seller to its Knowledge and except as otherwise disclosed to the Purchaser hereby severally and not jointly warrants to the Purchaser that:
7.2.1	it has not received any inquiries or notices from any regulatory, governmental or tax authority which has identified specific contracts between such Seller or its affiliates, on the one hand, and the Company or the Subsidiary Companies on the other; and

7.2.2	the Shareholding held by such Seller comprises the whole of such Seller’s portion of the issued share capital of the Company owned by such Seller.
7.3	The Purchaser hereby warrants to each of the Sellers that:
7.3.1	the Purchaser has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations under this Agreement;

7.3.2	the Purchaser has the full power and authority to enter into and perform this Agreement and this Agreement constitutes and the other agreements executed by the Purchaser which are to be delivered by the Purchaser at Completion in accordance with the terms of this Agreement will (assuming such Agreement and other agreements are binding and enforceable against the other parties thereto), when executed, constitute binding obligations on the Purchaser enforceable in accordance with its terms;

7.3.3	the Purchaser is in a position and has the financial wherewithal to fulfill all of its obligations hereunder in respect of the completion of the sale and purchase of the Shares contemplated hereby;

7.3.4	the execution and delivery of, and the performance by the Purchaser of its obligations under and the consummation of the transactions contemplated by this

AGREEMENT

Agreement and the other agreements to be executed by the Purchaser at Completion in accordance with the terms of this Agreement will not:
7.3.4.1	result in a material breach of, or constitute a material default under, any material agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound;

7.3.4.2	result in a breach of any provision of the memorandum of association or bye-laws of the Purchaser;

7.3.4.3	result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound; or

7.3.4.4	require the Purchaser, on its own behalf, to obtain any consent or approval of, or give any notice or make any registration with, any governmental or other regulatory authority or person which has not been obtained or made at the date hereof on an unconditional basis to the extent such consent, approval, notice or regulation is required to consummate the transactions contemplated by this Agreement (other than the BMA); and
7.3.5	the Purchaser has taken all corporate action necessary to enter into, deliver and perform this Agreement and the documents to be delivered by the Purchaser at Completion.
7.4	Each Seller and the Purchaser, severally and not jointly, represents that, to its Knowledge, as to the Warranties given by such party, such Warranties are true and accurate and not misleading at the date of this Agreement and the Warranties shall continue to be true and accurate in all respects and not misleading up to and as at the date of Completion.
8.	INDEMNITY AND LIMITS
8.1	From and after Completion, the Sellers severally but not jointly (it being agreed that no Seller shall have any liability whatsoever for the breach or other liability, if any, of any other Seller under this Agreement) shall indemnify and hold the Purchaser harmless against actual out-of-pocket loss, damage, liabilities and reasonable expenses arising

AGREEMENT

directly or indirectly as a result of any breach of any Warranty or intentional breach of any covenant by such Seller hereunder. Subject to Clause 8.3, the maximum aggregate amount that each individual Seller is liable for as a result of a breach of Warranty or intentional breach of any covenant is limited to the individual Cash Consideration that such Seller received with respect to its Shareholding as set out in Clause 4.2 plus any amounts paid to such Seller from the Escrow Account upon distribution of any remaining Escrow Amounts to such Seller pursuant to Clause 4.4.4. From and after Completion, the indemnity contemplated by this Clause 8.1 shall be the sole remedy of the Purchaser, Castlewood or any affiliate or subsidiary thereof for a breach by any Seller of this Agreement or any agreement entered into in connection herewith.

8.2	From and after Completion, in the event of a breach of Warranty or intentional breach of any covenant by a Seller, such Seller shall not have any liability in respect of any breach by such Seller, unless the Purchaser has served on such Seller a written notice on or before (i) (x) the Release Date, in the case of an intentional breach of any covenant by a Seller, or (y) the date that is three years from the Completion Date, in the case of a breach of Warranty, giving full details of the specific matter in respect of which the Claim is made including the Purchaser’s then best estimate of the amount of such Seller’s liability in respect thereof and (ii) legal proceedings in respect of the Claim have been commenced and served by the Purchaser or the Company on the Seller alleged to be in breach and are being pursued by the Purchaser or the Company, as the case may be, with reasonable diligence.

8.3	For the avoidance of doubt, it is understood and agreed that each Seller’s aggregate liability (including its indemnification obligations) under this Agreement for any General Investigation Expenses (which shall only be obtained from such Seller’s portion of the Escrow Account), Transactional Investigation Expenses, breach of Warranties and/or covenants and any other obligations and/or liabilities arising hereunder (including, without limitation, its indemnification obligations) and/or under any agreement entered into in connection herewith (other than amounts which may be due under Clause 9.1 pursuant to arrangements existing outside of this Agreement) whether in contract, tort, as a result of termination and/or otherwise shall not exceed such Seller’s pro rata portion of the total Consideration payable by the Purchaser as set forth opposite such Seller’s name in the column entitled “Total” in Clause 4.2; provided, that to the extent amounts otherwise

AGREEMENT

payable by Munich Re under this Agreement in respect of its Transactional Investigation Expenses are not sufficient to pay all amounts due to the Purchaser from Munich Re in respect of Munich Re’s Transactional Investigation Expenses under this Agreement, Munich Re shall reimburse the Purchaser solely for such Transactional Investigation Expenses in an amount not to exceed an additional US$1,831,386 beyond the amounts available from Munich Re under this Agreement for Transactional Investigation Expenses.
9.	POST-CLOSING COVENANTS
9.1	Each of the applicable Sellers hereby severally but not jointly acknowledges that nothing contained in this Agreement shall modify any contractual obligations that such Seller has under any existing contract between such Seller, on the one hand, and the Company and/or any Subsidiary Company, on the other hand, except for termination of the Shareholders Agreement to be effective upon Completion as provided in Clause 9.2 hereof.

9.2	Effective as of and after Completion, the Sellers hereby agree to waive any rights which may have been conferred on them under the Bye-laws of the Company and the Shareholders Agreement or otherwise or in any other way in connection with having any of the Shares offered to it for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement. The parties to this Agreement agree that, upon Completion, the Shareholders Agreement is hereby terminated and no party hereto shall have any rights or obligations thereunder.
10.	TERMINATION; LIMITATION ON CLAIMS
10.1	If, at any time before Completion, the Purchaser becomes aware that an event or Claim has occurred that will cause or has caused a Material Adverse Effect with respect to the Company and the Subsidiary Companies taken as a whole or that any Seller is in breach of any provision of this Agreement applicable to such Seller, and such breach will have a Material Adverse Effect on the Company or the Subsidiary Companies, the Purchaser will promptly notify each of the Sellers (the “MAE Notice”) and shall by notice in writing to the Sellers given within 10 days of providing the MAE Notice elect to either proceed (subject to satisfaction or waiver of the Conditions Precedent) to Completion or terminate this Agreement; provided, that if the Purchaser elects to proceed to Completion, the Sellers acting unanimously may elect to terminate this Agreement. For the purpose of this Clause

AGREEMENT

10	“Material Adverse Effect” means anything whatsoever having a cost to remedy or involving a liability to the Company and/or the Subsidiary Companies in excess of $5,000,000 or having the effect of reducing or extinguishing the net book value of the Company and/or the Subsidiary Companies by more than $5,000,000 from the net book value of the Company and/or the Subsidiary Companies as provided in the November 30, 2005 financial statements of the Company and/or the Subsidiary Companies.

10.2	For the purpose of determining whether the event, matter or circumstances has or may have a Material Adverse Effect, the Purchaser shall not be required to take into account the existence or otherwise of any insurance against the whole or any part of the loss or damage resulting from the event, matter or circumstances.

10.3	If the Purchaser or Sellers terminate this Agreement pursuant to Clause 10.1:
10.3.1	so long as the Purchaser is not in breach of any material provision of this Agreement, the Sellers which are in breach of any material provision of this Agreement shall severally and not jointly indemnify the Purchaser against all its reasonable out-of-pocket costs on a pro rata basis relating to the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Conditions Precedent up to an aggregate for all such Sellers of $100,000, but excluding any and all costs relating to management time of the Purchaser, a Purchaser’s group company and their respective employees; and

10.3.2	each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination for any intentional breach.
10.4	If (i) this Agreement has been duly executed by all parties and the Conditions Precedent have not been satisfied or waived by the Sellers or the Purchaser (as appropriate) by no later than January 31, 2007 (or such later date as may have been agreed by the Sellers and the Purchaser in writing) or (ii) any Seller materially breaches its obligation under Clause 5.1, and such breach is not cured within five (5) Business Days of a written request from the Purchaser to cure such breach (a “Cure Notice”) (or the Purchaser does not ratify such action, which it shall do if requested by a Seller if not unreasonable to do so), then:

AGREEMENT

In the case of Clause 10.4(i), any of the Sellers or the Purchaser (as appropriate) shall have the right to immediately terminate this Agreement by written notice to the other parties, or, in the case of Clause 10.4(ii), the Purchaser shall have the right to terminate this Agreement by providing notice in writing to each of the Sellers within 10 days of delivering a Cure Notice to the Sellers, and in either case, or, in the case of termination under Clause 10.1, this Agreement shall terminate and have no further effect (subject only to Clause 8.3, Clause 10.5 and Clauses 11 (Confidentiality and Announcements), 12 (Costs) and 19 (Governing Law and Jurisdiction) which shall continue in force).

10.5	Upon termination pursuant to Clause 10.1 or Clause 10.4 or otherwise, no party hereto shall have any liability arising from this Agreement or its termination except for liability which arises from any intentional breach by such a party of its Warranties or obligations under this Agreement, and except for such intentional breach, the parties hereto shall be released from all liabilities and obligations hereunder.
11.	CONFIDENTIALITY AND ANNOUNCEMENTS
11.1	For the purpose of assuring the full benefit of the goodwill of the Company and in consideration of the Purchaser agreeing to buy the Shares and the Seller agreeing to sell the Shares on the terms of this Agreement, the Purchaser and Castlewood and each Seller severally and not jointly agrees that it will not at any time hereafter divulge (other than in accordance with Clause 11.2) any Confidential Information other than as may be required by applicable law, regulation, stock exchange rules, tax authority, governmental authority, regulatory body or legal process (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).

11.2	Each Seller severally and not jointly and the Purchaser and Castlewood agree that no announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion without the prior written approval of the other parties to this Agreement (such approval not to be unreasonably withheld or delayed) other than those which may be required by law or by the requirements of any recognized stock exchange, tax authority or regulatory body, but then only to the extent so required.

AGREEMENT

12.	COSTS
12.1	Unless otherwise specifically provided for in this Agreement, each party (severally and not jointly) shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the agreements referred to herein), including the fees and disbursements of their respective legal, accountancy, actuarial and other advisers. The Sellers hereby agree that the legal fees payable to the Sellers’ Solicitors are payable by the Sellers in accordance with the terms of that certain engagement letter dated June 28, 2006 among the Sellers and the Sellers’ Solicitors.
13.	PARTIES BOUND BY CONTRACT
13.1	Each of the Sellers severally and not jointly, on the one hand, and the Purchaser, on the other hand, agree that it shall comply with the terms and conditions of this Agreement and all other agreements entered into pursuant to or in relation to this Agreement.

13.2	Notwithstanding anything to the contrary contained herein, the Sellers’ obligations and liabilities (including indemnification obligations) to the Purchaser pursuant to this Agreement shall in all cases be several and not joint amongst all of the parties that form the Sellers group and no Seller shall have any liability whatsoever for any breach or other action taken or not taken by any other Seller.
14.	CONTINUING OBLIGATIONS AND ASSIGNMENT
14.1	From and after Completion, through the Release Date (except as otherwise expressly contemplated hereby) each of the obligations, warranties and undertakings accepted or given by each of the Sellers severally but not jointly or the Purchaser under this Agreement or any agreements referred to herein shall continue (subject to the provisions and limitations herein, including Clause 8) in full force and effect notwithstanding Completion taking place and shall be binding on the respective successors of the Sellers or the Purchaser as the case may be.

14.2	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, each of the parties to this Agreement severally and not jointly, agrees that it shall not assign its rights and obligations under this Agreement (including the benefit of the Warranties)

AGREEMENT

without the prior written consent of the other parties (such consent not to be unreasonably withheld).
15.	NOTICES AND PROCESS AGENTS
15.1	Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is sent marked to the attention of the relevant party to this Agreement at the address of such party set forth in the preamble to this Agreement, posted by pre-paid airmail/first class/registered post addressed to that party at such address with a copy by facsimile transmission to the authorized facsimile number contemplated by Section 15.2 of this Agreement and shall be deemed to have been served as follows:
15.1.1	if personally delivered, at the time of delivery; or

15.1.2	if couriered or posted to an address in Bermuda, be deemed to have been received on the second Business Day after the date of posting and if posted to an overseas address, be deemed to have been received on the fifth Business Day after the date of posting;

15.1.3	if sent by facsimile transmission be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;
provided, that where such delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

15.2	For the purposes of this Agreement the authorized address of each party shall be the address set out in the preamble to this Agreement and the facsimile number shall be the number set forth next to each party’s signature on the signature pages hereto or such other address or number as that party may notify to the others in writing from time to time in accordance with the requirements of this Clause 15.2.

AGREEMENT

16.	SEVERABILITY
16.1	If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.
17.	ENTIRE AGREEMENT AND VARIATION
17.1	This Agreement (together with any agreements referred to herein, including, without limitation, each of the Seller’s TIE Lists, it being understood that not every Seller has entered into a Seller’s TIE List) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

17.2	Each of the parties acknowledges and agrees that no variation, supplement, deletion or replacement of or from this Agreement or from any of the agreements referred to herein or any of their respective terms shall be effective unless made in writing and signed by or on behalf of each relevant party.
18.	GENERAL PROVISIONS
18.1	Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

18.2	No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

18.3	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single document.

AGREEMENT

18.4	The Sellers severally and not jointly shall use commercially reasonable endeavors at the Purchaser’s cost to do, or procure to be done, all further acts and things and execute, or procure the execution of, any other documents which the Purchaser may from time to time reasonably require for the purpose of giving the Purchaser the full benefit of the provisions of this Agreement.

18.5	Castlewood covenants and agrees that it shall cause the Purchaser to comply with its obligations under this Agreement.
19.	GOVERNING LAW AND JURISDICTION
19.1	Except as otherwise provided, this Agreement (together with all agreements to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with Bermuda law without giving effect to conflicts of law provisions that would apply the law of a different jurisdiction.

19.2	The courts of Bermuda shall have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

19.3	Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced (where consistent with the applicable court rules) may be served on them in accordance with Clause 15.1.
[Signature pages follow]

Executed by the parties or their duly authorized representatives on the day and year first above written.

EXECUTED by	)
Associated Electric & Gas Insurance	)	/s/ John J. Denman, Jr.
Services Limited acting by:	)	John J. Denman, Jr.
	)	Controller & Treasurer
c/o AEGIS Insurance Services, Inc.
1 Meadowlands Plaza East Rutherford, NJ 07073 Attn: John J. Denman, Jr., Chief Financial Officer Facsimile: 201-896-6699		/s/ Gilbert J. Gould Gilbert J. Gould Assistant Vice-President

EXECUTED by
Converium AG acting by:	)	/s/ Derrek J. Hendrix
	) )	Director
)
Facsimile: 0041 44 639 90 66
Attention: Christian Felderer		/s/ Christian Felderer

Christian Felderer General Counsel and Executive Vice-President

EXECUTED by	)
European International Reinsurance Company Ltd. acting by:	) )	/s/ C. Adrian Deane Senior Vice-President
)
Attn: Adrian Deane
Facsimile: 246-431-0522		/s/ Elizabeth Scott Vice-President

EXECUTED by	)
Federal Insurance Company acting by:	) ) )	/s/ Glenn A. Montgomery Vice President

Glenn A. Montgomery Vice President Facsimile: 908-903-5777 With copy to: Maureen Brundage Executive Vice President & General Counsel Facsimile: 908-903-3607

EXECUTED by	)
GMAC Insurance Holdings, Inc. acting by:	) ) )	/s/ A.M. Raschbaum Director
Facsimile: 856-437-1111
Attention: President		Director/Secretary

EXECUTED by	)
Hannover Rückversicherung AG acting by: Jurgen Graber	) ) )	/s/ Jurgen Graber Member of Executive Board
Attn: Thomas Fiedler Facsimile: +49 / 511 / 5604 - 1855		/s/ Thomas Fiedler Associate Director

EXECUTED by	)
Munich Reinsurance America, Inc.	)
(f/k/a American Re-Insurance Company) acting by:	) )	/s/ Raymond E. Cox Raymond E. Cox Vice-President & Treasurer
Facsimile: 609-243-4992 Attention: Ignacio Rivera, Esq.

EXECUTED by	)
Platinum Underwriters Bermuda, Ltd. acting by:	) ) )	/s/ Allan C. Decleir Corporate Secretary
Facsimile: 441-295-4605
Attention: Allan C. Decleir

EXECUTED by	)
RenaissanceRe Holdings Ltd. acting by:	) ) )	/s/ Stephen H. Weinstein Director
Facsimile: 441-296-5037 Attention: General Counsel

EXECUTED by	)
Westfield Insurance Company acting by:	) ) )	/s/ Robert J. Joyce Chairman & CEO
Facsimile: 330-887-7500
Attention: Frank Carrino, Corporate Counsel & Secretary		/s/ Frank Carrino Secretary

EXECUTED by	)
XL Re Ltd acting by:	) ) )	/s/ Derrick A. Irby Name: Derrick A. Irby Title: SVP & Chief Financial Officer
Attn: Assistant Secretary Facsimile: (441) 295-2840 cc: Chief Financial Officer, XL Re Ltd

EXECUTED by	)
for and on behalf of Oceania Holdings Ltd.:	) ) )	/s/ Richard J. Harris Director
Attention: Orla Gregory
Facsimile: 441-296-0895		/s/ Tim Houston Director

EXECUTED by	)
for and on behalf of	)	/s/ Paul J. O’Shea

Castlewood Holdings Limited:	)	Director
)
Attention: Orla Gregory
Facsimile: 441-296-0895		/s/ Dominic F. Silvester

Director

AMENDMENT #1
This AMENDMENT #1 (the “Amendment”), dated as of January 29, 2007, by and among the Sellers, Purchaser and Castlewood, amends that certain Agreement made on December 29, 2006 among the Sellers, Purchaser and Castlewood (the “Agreement”). All capitalized terms used but not defined herein shall have the meaning given such term in the Agreement.
RECITALS
The parties hereto desire to amend certain sections of the Agreement on the terms and conditions hereinafter set forth to provide additional time to fulfill certain closing conditions under the Agreement.
NOW, THEREFORE, pursuant to Section 17.2 of the Agreement and in consideration of the mutual representations, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:
1.	Amendment. Each of Section 3.1 and Section 10.4 of the Agreement is hereby amended by replacing “January 31, 2007” with “February 28, 2007”.

2.	Effect of Amendment. Except as amended pursuant to Section 1 hereto, the Agreement shall continue in full force and effect, enforceable in accordance with its terms. Except as expressly set forth herein, this Amendment is not a consent to any waiver or modification of any other terms or conditions of the Agreement or any of the instruments or documents referred to in the Agreement and shall not prejudice any right(s) which the parties thereto may now or hereafter have under or in connection with the Agreement or any of the instruments or documents referred to therein. After the date hereof, any reference to the Agreement shall mean the Agreement as amended hereby.

3.	Governing Law. This Amendment shall be governed by, construed and take effect in accordance with Bermuda law without giving effect to conflicts of law provisions that would apply the law of a different jurisdiction.

4.	Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single document.
[Signature pages follow]

Executed by the parties or their duly authorized representatives on the day and year first above written.

EXECUTED by Associated Electric & Gas Insurance Services Limited acting by:	) ) ) )	By:	/s/ John J. Denman, Jr. John J. Denman, Jr. Controller & Treasurer

		By:	/s/ Gilbert J. Gould Gilbert J. Gould Assistant Vice President

EXECUTED by Converium AG acting by:	) ) ) )	/s/ Livia Gallati Legal Counsel

/s/ Christian Felderer Christian Felderer General Counsel & Executive Vice President

EXECUTED by	)
European International Reinsurance Company Ltd. acting by:	) ) )	/s/ C. Adrian Deane Senior Vice President

/s/ Elizabeth Scott Vice President

EXECUTED by	)
Federal Insurance Company acting by: Glenn A. Montgomery Vice-President	) ) )	/s/ Glenn A. Montgomery Vice President

EXECUTED by	)
GMAC Insurance Holdings, Inc. acting by:	) ) )	/s/ A.M. Raschbaum Director

EXECUTED by	)
Hannover Rückversicherung AG acting by:	) ) )	/s/ Jurgen Graber Jurgen Graber Member of Executive Board

/s/ Thomas Fiedler Thomas Fiedler Director

EXECUTED by	)
Munich Reinsurance America, Inc.	)
(f/k/a American Re-Insurance Company) acting by:	) )	/s/ Raymond E. Cox Raymond E. Cox Vice President and Treasurer

EXECUTED by	)
Platinum Underwriters Bermuda, Ltd. acting by:	) ) )	/s/ Allan C. Decleir Corporate Secretary

EXECUTED by	)
RenaissanceRe Holdings Ltd. acting by:	) ) )	/s/ Stephen H. Weinstein Name: Stephen H. Weinstein Title: SVP & Corporate Secretary

EXECUTED by	)
Westfield Insurance Company acting by:	) ) )	/s/ Robert J. Joyce Robert J. Joyce Chairman & CEO

/s/ Frank A. Carrino Frank A. Carrino
Secretary

EXECUTED by	)
XL Re Ltd acting by:	) ) )	/s/ Derrick A. Irby Derrick A. Irby SVP & Chief Financial Officer

EXECUTED by	)
for and on behalf of Oceania Holdings Ltd.:	) ) )	/s/ Richard J. Harris Director
Attention: Orla Gregory
Facsimile: 441-296-0895		/s/ Tim Houston

Director/Secretary

EXECUTED by	)
for and on behalf of	)	/s/ Paul J. O’Shea

Castlewood Holdings Limited:	) )	Director
Attention: Orla Gregory
Facsimile: 441-296-0895		/s/ Dominic F. Silvester

Director/Secretary